Exhibit 1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date: February 14, 2022

DILA CAPITAL SPONSOR GROUP, LLC

By:	/s/ Jason T. Simon
Name: Jason T. Simon
Title: Attorney-in-Fact*

/s/ Jason T. Simon
Jason T. Simon, Attorney-in-Fact for Eduardo Clave*

* The Powers of Attorney given by each of Dila Capital Sponsor Group, LLC and Eduardo Clave were previously filed as exhibits 24.1 to the Form 3s filed by Dila Capital Sponsor Group, LLC and Eduardo Clave with the SEC on June 15, 2021 and are herein incorporated by reference.